Exhibit 99.1

Capitala Finance Corp. Reports Second Quarter 2015 Results

CHARLOTTE, NC, August 10, 2015—Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala" or the “Company”) today announced its financial results for second quarter ended June 30, 2015.

Second Quarter Highlights

•	Completed underwritten offering of 3,500,000 shares for total gross proceeds of approximately $64.1 million
•	Originated $102.8 million of gross investments during the quarter with a weighted average yield on debt investments of 11.6%. Net debt deployments for the quarter were $55.4 million
•	Paid $0.62 of distributions per share during the second quarter for an approximate annualized distribution yield of 13.8%, based on June 30, 2015 net asset value per share of $17.95
•	Net realized capital gains totaled $15.8 million, or approximately $0.99 per common share
•	Net investment income of $5.3 million, or $0.33 per common share
•	Net increase in net assets resulting from operations of $4.9 million, or $0.31 per common share
•	Repurchased 224,602 shares of common stock through share repurchase program, representing approximately 1.4% of shares outstanding at June 30, 2015

Management Commentary

In describing the Company’s second quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We are pleased to report that proceeds from our April equity offering have been invested, a testament to our direct origination capabilities. For the first half of 2015, we have paid distributions of $1.14 per share and have earned $2.44 per share in combined net investment income and realized capital gains. While management’s goal is to cover distributions from net investment income, our investment strategy to rotate out of equity holdings has generated substantial capital gains that have provided excess cash flow coverage to our existing shareholders.”

Second Quarter 2015 Investment Activity

During the second quarter of 2015, the Company originated approximately $102.8 million of investments, and received approximately $57.4 million of repayments.

Lower Middle Market (“LMM”) Activity (Companies less than $30 million in EBITDA)

During the second quarter of 2015, the Company originated five LMM portfolio investments totaling $72.5 million and invested $2.1 million in three follow-on investments. The weighted average yield on LMM deployments in the second quarter of 2015 was 11.7%. During the quarter, the Company received approximately $51.6 million of LMM repayments, resulting in a net realized gain of $15.8 million, or $0.99 per share.

Traditional Middle Market (“TMM”) Activity (Companies greater than $30 million in EBITDA)

During the second quarter of 2015, the Company originated TMM portfolio investments totaling approximately $23.0 million in five new portfolio companies. The weighted average yield on TMM investments in the second quarter of 2015 was 11.4%. During the quarter, the Company received approximately $5.8 million of repayments.

Capitala Senior Loan Fund Program

During the second quarter of 2015, the Company invested $5.2 million in Capitala Senior Liquid Loan Fund I, LLC (“CSLLF”). As previously announced, CSLLF is a joint venture with an affiliate of Kemper Corporation, and invests primarily in broadly syndicated bank loans.

Second Quarter 2015 Financial Results

Total investment income was $15.1 million for the second quarter of 2015, compared to $12.5 million for the same period in 2014, an increase of $2.6 million. Total interest, fee, and payment-in-kind (“PIK”) income was $5.6 million higher in the second quarter of 2015 compared to 2014, but was partially offset by $3.1 million less dividend income for the second quarter of 2015 compared to 2014.

Total expenses for the second quarter of 2015 were $9.8 million, compared to $6.9 million for the comparable period in 2014. The increase is primarily attributable to (1) an increase in interest and financing expenses of $2.3 million, and (2) an increase of $0.4 million in management fees, net of the waiver.

Net investment income for the second quarter of 2015 was $5.3 million, or $0.33 per share, compared to $5.6 million, or $0.43 per share, for the same period in 2014. Net investment income per share was impacted by the issuance of 3.5 million shares of common stock during the second quarter of 2015.

Net realized gains totaled $15.8 million, or $0.99 per share, for the second quarter of 2015, compared to $0.5 million for the same period in 2014. The Company recognized $14.8 million in net realized gains on its two largest equity investments, Corporate Visions, Inc. and Boot Barn Holdings, Inc., as it continued to execute on its rotation strategy out of equity and into interest yielding debt investments. As a result of equity investment realizations since the Company’s initial public offering, the Company has reduced its equity portfolio from 36.0% of total fair value at September 30, 2013 to 14.7% as of June 30, 2015.

Unrealized appreciation for the second quarter of 2015 declined by $16.2 million, or $1.02 per common share, compared to an increase of $0.1 million for the same period in 2014. The decline during the second quarter of 2015 was primarily related to the realization of $15.8 million of gains during the period via the reversal of unrealized appreciation, while the remainder of the portfolio was relatively flat compared to the previous quarter.

The net increase in net assets resulting from operations was $4.9 million for the second quarter of 2015, or $0.31 per common share, compared to a net increase of $6.2 million, or $0.48 per common share, for the same period in 2014.

Investment Portfolio

As of June 30, 2015, the Company’s portfolio consisted of investments in 60 companies with a fair market value of $565.3 million and a cost basis of $546.6 million. Senior secured debt investments represented 36.1% of the portfolio, subordinated debt investments represented 46.5% of the portfolio, equity/warrant investments represented 14.7% of the portfolio, and the investment in the CSLLF represented 2.7% of the portfolio, based on fair values at June 30, 2015.

The Company had one debt investment on cash non-accrual status as of June 30, 2015, with a fair value and cost basis of $10.5 million and $17.8 million, respectively. At December 31, 2014, the Company had one cash non-accrual investment with a fair value and cost basis of $0 and $3.4 million, respectively.

The Company had one debt investment on PIK non-accrual as of June 30, 2015, with a fair value of $5.7 million and a cost basis of $8.1 million. The Company had debt investments in one portfolio company on PIK non-accrual at December 31, 2014, with a fair value of $10.6 million and a cost basis of $13.1 million.

Liquidity and Capital Resources

At June 30, 2015, the Company had $39.5 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $192.2 million with an annual weighted average interest rate of 3.51%, and approximately $113.4 million of fixed rate notes bearing an interest rate of 7.125%. At June 30, 2015, the Company had $80.0 million of borrowing capacity available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0% and matures on October 17, 2018. At June 30, 2015, the Company’s balance sheet and future earnings will not be materially impacted by an increase in short term interest rates.

Subsequent Events

On July 13, 2015, the Company received $4.8 million of proceeds for liquidation of its investments in Southern Pump & Tank Company, LLC.

On July 24, 2015, the Company invested $8.0 million in subordinated debt of Vology, Inc., yielding 15.0% cash interest.

On July 31, 2015, the Company invested $27.0 million in subordinated debt of Western Window Systems, LLC, initially yielding 12.2% cash interest. The Company also invested $3.0 million in the common stock of Western Window Systems, LLC.

On July 31, 2015, the Company invested $6.0 million in the senior secured debt of U.S. Well Services, LLC, yielding LIBOR plus 11.50% cash interest, with a 0.50% floor.

Second Quarter 2015 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday August 11, 2015. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $325,856 and $219,163, respectively)	$345,881	$236,804
Affiliate investments (amortized cost of $142,628 and $154,552, respectively)	147,951	171,471
Control investments (amortized cost of $78,150 and $67,440, respectively)	71,482	72,062
Total investments at fair value (amortized cost of $546,634 and $441,155, respectively)	565,314	480,337
Cash and cash equivalents	39,533	55,107
Interest and dividend receivable	4,063	3,113
Due from related parties	256	518
Deferred financing fees (net of accumulated amortization of $4,231 and $3,288, respectively)	9,368	10,002
Prepaid expenses	236	515
Other assets	90	274
Total assets	$618,860	$549,866

LIABILITIES
SBA debentures	$192,200	$192,200
Notes	113,438	113,438
Revolving credit facility	-	-
Distribution payable	4,879	-
Trade settlement payable	10,772
Due to related parties	4	8
Management and incentive fee payable	2,544	159
Interest and financing fees payable	3,145	2,902
Accounts payable and accrued expenses	13	322
Total liabilities	$326,995	$309,029

Commitments and contingencies

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 16,262,391 and 12,974,420 common shares issued and outstanding, respectively	163	130
Additional paid in capital	246,386	188,408
Accumulated undistributed net investment income	8,640	12,314
Accumulated undistributed net realized gain from investments	17,996	803
Net unrealized appreciation on investments	18,680	39,182
Total net assets	291,865	240,837

Total liabilities and net assets	$618,860	$549,866

Net asset value per share	$17.95	$18.56

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the three months ended June 30		For the six months ended June 30
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$9,516	$3,125	$17,191	$6,066
Affiliate investments	3,081	3,884	6,672	7,625
Control investments	1,086	1,504	2,725	2,837
Total interest and fee income	13,683	8,513	26,588	16,528
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	375	251	689	424
Affiliate investments	394	330	650	623
Control investments	422	163	621	287
Total payment-in-kind interest and dividend income	1,191	744	1,960	1,334
Dividend income:
Non-control/Non-affiliate investments	154	1,351	307	1,514
Affiliate investments	29	687	58	716
Control investments	25	1,225	209	4,795
Total dividend income	208	3,263	574	7,025
Interest income from cash and cash equivalents	2	6	3	14
Total investment income	15,084	12,526	29,125	24,901

EXPENSES
Interest and financing expenses	4,681	2,401	9,317	4,601
Base management fee	2,587	2,276	4,997	4,294
Incentive fees	1,329	1,408	2,510	2,838
General and administrative expenses	1,170	883	2,167	2,013
Expenses before management fee waiver	9,767	6,968	18,991	13,746
Management fee waiver	-	(76)	-	(200)
Total expenses net of management fee waiver	9,767	6,892	18,991	13,546

NET INVESTMENT INCOME	5,317	5,634	10,134	11,355

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain from investments:
Non-control/Non-affiliate investments	7,670	-	7,698	1,158
Affiliate investments	7,098	351	7,098	351
Control investments	1,069	111	10,381	173
Total realized gain from investments	15,837	462	25,177	1,682
Net unrealized appreciation/(depreciation) on investments	(16,212)	116	(20,502)	(5,607)
Net gain (loss) on investments	(375)	578	4,675	(3,925)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$4,942	$6,212	$14,809	$7,430

NET INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS-BASIC AND DILUTED	$0.31	$0.48	$1.02	$0.57

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	15,957,926	12,974,420	14,474,446	12,974,420

DISTRIBUTIONS PAID PER SHARE	$0.62	$0.47	$1.14	$0.47

DISTRIBUTIONS PAYABLE PER SHARE	$0.30	$-	$0.30	$-